AMENDMENT NO. 1 TO
BYLAWS
OF INVESCO VAN KAMPEN SENIOR LOAN FUND
Adopted effective December 3, 2012
The Bylaws of Invesco Van Kampen Senior Loan Fund (the “Trust”), adopted effective May 15, 2012, (the “Bylaws”), are hereby amended as follows:
     1. Invesco Van Kampen Senior Loan Fund is now named Invesco Senior Loan Fund.
     2. All references to Invesco Van Kampen Senior Loan Fund in the Bylaws are hereby deleted and replaced with Invesco Senior Loan Fund.